Exhibit 10.4

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (“Agreement” or “Settlement”), is entered as of November, 2011, by and among Plaintiff Ruth L. Douglas (“Plaintiff” or “Douglas”), individually and on behalf of others similarly situated, and Defendant Arcadia Health Services, Inc. (“Defendant” or “AHS”).  The parties to the Agreement shall be referred to collectively herein as the “Parties.”

1.             Case Description.

A pending action is covered by the settlement memorialized in this Agreement: a putative class action filed on June 15, 2011, in the Marin County Superior Court, Case Number CIV 1102982, entitled Douglas v. Arcadia Health Services, Inc. and removed by Defendant to the United States District Court for the Northern District of California, Case Number CV-11-3552 EDL (the “Lawsuit”).  That pleading asserted claims for non-payment of minimum wage in alleged violation of California Labor Code section 1194; failure to provide rest and meal periods in alleged violation of California Labor Code sections 226.7 and 512; failure to timely pay wages in alleged violation of California Labor Code sections 201, 202, and 203; and alleged unfair business practices under California Business and Professions Code section 17200 et. seq. Counsel for the parties have engaged in extensive exchanges of information and held numerous meetings and discussions in an effort to arrive at settlement.  As part of that discussion, the parties hereby agree to stipulate to the filing of a First Amended Complaint, which will include as additional claims for relief alleged damages under California Labor Code section 226 and alleged civil penalties under California Labor Code section 2699.

2.             Defendant’s Non-Admissions Clause.

Defendant denies any liability or wrongdoing of any kind associated with the claims alleged in the Lawsuit, and further denies that, for purposes other than the settling of the Lawsuit, any part of the Lawsuit is appropriate for class certification.  The Lawsuit, the negotiation and execution of the Agreement, and all acts performed or documents executed pursuant to or in furtherance of the Settlement: (i) shall not be used as an admission or evidence of wrongdoing on behalf of Defendant; (ii) shall not be an admission or evidence of fault on behalf of Defendant in any civil, criminal or administrative agency; and (iii) shall not be deemed to be, and may not be used as, an admission or evidence of the appropriateness of these or similar claims for class certification in the Lawsuit or with respect to any other proceeding.

3.             Settlement Class Definition.

For purposes of this Settlement, the class will be comprised of all former and current AHS Hourly Employees employed from June 15, 2007, to the date of entry of preliminary approval of the Settlement (“Class” or “Settlement Class”).

4.             Appropriateness of Settlement Class.

For purposes of this Settlement only, the Parties conditionally stipulate that the requisites for establishing class certification have been met with respect to the Settlement Class and the claims in the First Amended Complaint, and therefore, stipulate to certification of the Settlement Class.

5.             Court Approval as Condition to the Settlement.

Court approval is a condition precedent to the Settlement and the stipulation as to class certification.

6.             Appointment of Class Counsel.

The parties agree to the appointment of Alan Harris and Abigail Treanor Harris & Ruble and David S. Harris of North Bay Law Group as Class Counsel (“Plaintiff’s Counsel” or “Class Counsel”) for the Settlement Class for all purposes.

7.             Settlement Payments.

A total sum of $623,000 (“Settlement Payment”) shall be paid in consideration for the Releases, covenants and promises set forth in this Agreement, in full settlement of all claims set forth in the Lawsuit.  Said payment shall be made at the times and in the manner set forth in Section 16 herein, and said payment shall be distributed amongst participating members of the Settlement Class, Douglas, the California Labor and Workforce Development Agency (“LWDA”), and Plaintiff’s Counsel as set forth in this Section.

A.           Attorneys’ Fees and Costs.

As part of the overall settlement and release of claims and subject to approval by the Court, Defendant agrees that the amount of attorneys’ fees to be allocated from the Settlement Payment to Plaintiff’s Counsel shall be determined by the Court.   Plaintiff’s Counsel will also request that the Court reimburse Plaintiff’s Counsel for actual and reasonable costs and expenses incurred in bringing and maintaining this action.  Defendant will not object to Plaintiff’s Counsel’s request for attorneys’ fees not to exceed thirty percent (30%), or $186,900, of the total Settlement Payment.  Defendant will not object to Plaintiff’s Counsel’s request for reimbursement of costs and expenses in an amount not to exceed $5,000.  Plaintiff’s Counsel will present its request for attorneys’ fees and costs at or before the date Class Notice is mailed out by the Claims Administrator.

Except as set forth herein, Plaintiff, Class Members, and Defendant shall bear their own attorneys’ fees and costs.  Except as herein expressly provided regarding payment to the Claims Administrator, Plaintiff’s Counsel assume full responsibility for payment of all costs of any sort whatsoever, including witness and expert fees, incurred by Plaintiff or by any of Plaintiff’s counsel of record, related to this matter.

B.           Claims Administration Fees.

Subject to approval by the Court, the fees charged by the Claims Administrator shall be paid from the Settlement Payment after final approval and funding of the Settlement.  The fees and costs associated with claims administration are estimated to be $33,000.

C.           Plaintiff’s Enhancement Award.

Subject to approval by the Court, AHS agrees that Douglas will receive an enhancement of up to $5,000.00 for serving as a Class Representative subject to an IRS Form 1099.  Plaintiff assumes sole responsibility for tax reporting and payment.

D.           Payment to Settlement Class.

After deducting from the Settlement Payment: (1) Plaintiff’s Counsel’s attorneys’ fees and costs as awarded by the Court, (2) Plaintiff’s enhancement award as awarded by the Court, (3) the fees and costs associated with claims administration, and (4) $10,000 payable to the LWDA consistent with Labor Code section 2699, the Private Attorneys General Act, the remainder (“Net Settlement Fund” or “NSF”) shall be distributed to participating members of  the Class.  The Parties have allocated the Settlement Payment to settle the claims of those members of the Class who fully complete valid claim forms verifying their name, mailing address, phone number, and that they were employed by AHS in California at some point from June 15, 2007, to the date of preliminary approval.  The resulting total payment to the Settlement Class will be divided proportionately among those members who timely submit a Claim Form, as a function of the total compensation earned by them during the period the individual was employed by AHS from June 15, 2007, through the date of preliminary approval of the Settlement.

8.              Injunctive Relief.

A.           Defendant shall see that the criteria for determining an employee’s status under California Industrial Welfare Commission (“IWC”) Wage Orders 4, 5, or 15 is included in its applicable polices, procedures and employee handbooks and that overtime and  rest and meal periods are provided to each classification as appropriate.

B.           Defendant, in its documentation of services provided to clients, where applicable, shall include language affirming a care giver’s personal attendant status and the limitations on services provided by personal attendants working under IWC Wage Order 15.

C.           Defendant, as to employees who are not personal attendants covered by IWC Wage Order 15, shall re-affirm employees’ obligations with respect to rest-and-meal periods and the employees’ duty to appropriately document taking meal periods or any meal-period waivers or on-duty meal period agreements. Client agreements and communications will confirm the right of the care giver to take rest-and-meal periods and appropriately document meal-period waivers and “on-duty” meal-period agreements.

D.           With respect to wage statements, the Parties recognize that the nature of the work and the differential rates at which home healthcare workers and personal attendants work create challenges for accurately reporting wages and hours in a meaningful way.  Nevertheless, Defendant shall promptly review its disclosure structure to determine ways to streamline and make the payday statements accurate and more understandable.

E.           With respect to overtime, Defendant will monitor its use of “per visit” compensation levels for visits of short duration so that visits of short duration are handled such that applicable compensation shall equal or exceed the time value of the work and will pay consistent with applicable wage-and-hour laws, rules, and regulations with overtime, if any, calculated based on actual time worked. The Parties recognize that if this change results in a lower level of compensation to the class member such change is non-retaliatory but rather necessary to compliance.

9.             Claims Administration.

Subject to approval of the Court, the Parties have selected Gilardi & Co., LLC as the neutral Claims Administrator (“Claims Administrator”) to perform all acts related to providing notice to the Class Members and to all payments to Plaintiff, her counsel, Settlement Class Members, and the LWDA.

10.           Seeking Preliminary Approval from the Court.

The settlement of this Lawsuit is conditioned upon the Court's providing both Preliminary and Final Approval of the settlement terms.  As promptly as possible and in sufficient time to allow a preliminary approval hearing to occur on or before, 2011, Plaintiff’s Counsel shall file a motion with the Court for preliminary approval of this Settlement.  AHS shall support the request for preliminary approval.  The submission for preliminary court approval will include the proposed forms of notice and all other documents.

11.           Information to the Claims Administrator.

Not later than 30 days after receipt of notice of the Court's entry of an Order of Preliminary Approval, AHS shall provide to the Claims Administrator a database that contains the following:

1)           the last-known name, mailing address, social security number, total amount of earned wages from June 15, 2007, to the date of preliminary approval, and start and, if applicable, end dates of employment; and

2)           AHS shall cooperate and provide any additional information the Claims Administrator may reasonably request for the purpose of giving notice to Class Members, allocating and distributing the settlement amounts and otherwise administering this Agreement.

3)           Neither Plaintiff nor the claim administrator shall release employee information provided by AHS pursuant to paragraph 11(1) to any third party for any reason absent issuance of a valid subpoena.  Neither Plaintiff, Class Counsel, nor the Claims Administrator shall use or permit use of the information provided by AHS for any purpose other than claims administration.  Plaintiff agrees that provisions to this effect will be included in the Agreement with the Claims Administrator.  Within 30 days following completion of claims-administration activities required by the settlement the Claims Administrator shall destroy all information provided by AHS and provide confirmation to counsel that the destruction has been completed.

12.           Class Notice and Claim Form.

A.           Notice to the Class, Claim Forms, and Requests for Exclusion.

Not later than 10 days after receipt of the information described in Paragraph 11, the Claims Administrator shall provide a Notice of Pendency of Class Action, Proposed Settlement, and Hearing Date for Court Approval (“Class Notice”) to the Class Members.  Such Class Notice shall include an explanation of the procedure for requesting exclusion from the Class and a Claim Form.  All such forms shall first be approved by the Court.  Class Members shall have thirty (30) days from the date the notices are mailed by the Claims Administrator to postmark Claim Forms.  Class Members shall have thirty (30) days from the date the notices are mailed to postmark requests for exclusion (such requests for exclusion are also referred to as “Opt-Outs”).  In order to opt-out, the request for exclusion must be completed in its entirety in accordance with all instructions set forth in the Class Notice.  If the Claims Administrator receives both a Claim Form and a request for exclusion from the Class Member, the Claim Form will be deemed to control and the request for exclusion disregarded.  The Claims Administrator will perform one address follow-up on returned mail, and will re-mail the Class Notice and Claims Form to an updated address (if any) within 15 days of receipt of the returned mail.  (The 30-day time limits will run from the date of the second mailing for those Class Members.)  It is the intent of the Parties that reasonable, but not extraordinary, efforts be used to locate Class Members.  If the initial mailing is returned, the Claims Administrator will search using the social security number of the Class Member for a more current address.  If no address is found within ten days, no further action is required.  The Claims Administrator will provide updates to both Plaintiff’s Counsel and AHS counsel regarding the notification process, as requested by either counsel.

B.           Deficiency Notices.

Within seven (7) days of receipt by the Claims Administrator of each timely submitted Claim Form, the Claims Administrator will send a deficiency notice to the Class Member explaining those irregularities which are subject to cure in the completed Claim Form.  The deficiency notice will provide the Class Member the greater of the remainder of the 30-day period or 15 days from the date of mailing the deficiency notice to postmark the written response to any deficiencies.  If the deficiency is not fully remedied, the Class Member will not be eligible for a distribution of settlement funds.  Full compliance with the Claim Form and Class Notice is required.  The failure of a Class Member to timely submit a Claim Form, shall invalidate the claim, and shall not be considered a deficiency subject to cure.

C.           Claims Administration.

Class Members shall mail all Claim Forms directly to the Claims Administrator at the address indicated on the Claim Form.  If a Claim Form is sent to either Party or their counsel, that Party or its counsel shall forward the Claim form to the Claims administrator, and it shall be deemed mailed on the date of the original postmark.  The Claims Administrator shall be responsible for making all payments to any person or entity from the Settlement Payment, for taking care of all required tax deductions, withholding, and reporting, and for communicating the information regarding status of the payments to the Parties’ counsel. Payments shall constitute wages and the Claims Administrator shall issue a W2 for the applicable year.

If there is any dispute as to the information provided on the Claim Form by the Class Member, the Class Member shall submit his or her completed Claim Form, in addition, provide a written statement and any documentation to the Claims Administrator supporting his or her claim to greater amount during the relevant period.  The Claims Administrator will then consult with counsel for the Parties and review Defendant’s payroll records.  The Claims Administrator shall have final say on all disputed claims.  The Claims Administrator’s ruling will be binding on the Class Member and on Defendant and will not be appealable.

The Parties agree that all settlement checks mailed to Class Members will be voided if not negotiated within 120 days of the date of their mailing to the Class Member.  All checks not negotiated within 120 days of the date of mailing and any residual from the Settlement Payment, if any, shall be paid to the LWDA as the cy pres recipient.

D.           Report of Class Member Participation.

Within ten days of the conclusion of the later of the opt-out period and the claims period (including time for a second mailing and a response to the deficiency notice required herein), the Claims Administrator will provide a written report to both Parties’ counsel noting the number of class notices sent, the number that were returned as undeliverable (after the follow up required herein), the number of valid opt-outs, and the number of valid claims.  Prior to the due date for this report, the Claims Administrator will reasonably respond to requests from either party’s counsel for a report on the current status of the claims and opt-out procedures.

13.           Objections.

All objections to the settlement must be served and filed with the Court at least twenty days before the date set for hearing on the Motion for Final Approval of the Settlement.  All objections must be served on both Parties’ counsel, and filed with the Court, along with a Notice of Intention to Appear.  Class Members who fail to file and serve timely written objections in the manner specified above shall be deemed to have waived any objections and shall be foreclosed from making any objection (whether by appeal or otherwise) to the settlement, unless otherwise ordered by the Court.  Only Class Members who do not Opt-Out may file objections.  The Parties’ counsel may, at least ten days (or some other date as set by the Court) before the Final Approval Hearing, file responses to any written objections filed with the Court.

14.           Releases.

Upon final approval by the Court, Plaintiff and each member of the Class who has not submitted a valid request for exclusion (whether or not s/he has returned a valid Claims Form), releases Defendant, Arcadia Services Inc., RKDA, Inc. Arcadia Resources, Inc. and each of its officers, directors, employees, agents, direct and indirect subsidiaries or affiliated corporations, organizations, representatives, insurers, predecessors, successors, assigns, clients (and their respective officers directors, employees, agents, managers and fiduciaries) and counsel (collectively referred to as the “Released Parties”) from any and all claims, debts, liabilities, demands, obligations, guarantees, costs, expenses, attorneys' fees, penalties, damages, restitution, injunctive relief, or a remedy of any other type which are based on, arise out of, or are related to the causes of action of the Lawsuit, including but not limited to, claims made pursuant to the California Labor Code for failure to pay overtime compensation, failure to provide adequate meal periods and/or rest periods, failure to provide accurate wage statements, and failure to pay final wages in a timely fashion; claims under California Business and Professions Code section 17200 et seq.; and claims for civil penalties pursuant to the California Labor Code and the Private Attorneys General Act of 2004 through the Effective Date of the Agreement.  This release covers all claims for interest, attorneys’ fees and costs related to the Lawsuit.  Class Members who have not timely returned valid Claims Form shall not share in the distribution of any part of the Settlement amount, but nevertheless shall be bound by the Release provisions of this Agreement (unless they have validly opted-out).  As they relate to these Released Claims, Class Members waive all rights under California Civil Code Section 1542, or any similar statute of another jurisdiction, and understand that they are releasing known and unknown claims within the scope of this Release.  Section 1542 states:

"A general release does not extend to claims which the creditor does not know about or does not suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

15.           Effective Date.

The Effective Date of this Settlement (“Effective Date”) is the date upon which:  (a) the Settlement is finally approved substantially in accordance with the terms of this Settlement; and (b) the Court’s entry of Judgment and Dismissal of the Lawsuit (“Judgment”), substantially in accordance with the terms of this Settlement, become final.  For purposes of defining the Effective Date, the date upon which the Settlement and Judgment (as described above) become final is the last date of (a) final approval by the Court if there are no objections made and no further objections can be made; (b) if there are objections to the Settlement which are not withdrawn, and if no appeal, review or writ is sought from the Judgment, the day after the period for appeal has expired; or (c) if an appeal, review or writ is sought from the Judgment, the day after the Judgment is affirmed or the appeal, review or writ is dismissed or denied and the Judgment is no longer subject to further judicial review.

16.           Settlement Funding and Payout Deadlines.

The Settlement Payment in the total amount of $623,000 as identified in Section 7, herein, shall be funded as set forth in this paragraph.  Twenty-Three Thousand Dollars ($23,000) shall be paid within five days of full execution of this Agreement. One Hundred Fifty Thousand Dollars ($150,000) (“First Payment”) shall be paid within 5 business days of the Effective Date into an escrow account to be established by the Claims Administrator, who will keep the monies in an interest-bearing account.   AHS will deposit an additional payment of Two Hundred Twenty-Five Thousand Dollars ($225,000) (“Second Payment”) into the interest-bearing escrow account established by the Claims Administrator within 8 months of the Effective Date.  AHS will deposit the third and final payment in the amount of Two Hundred Twenty-Five Thousand Dollars ($225,000) (“Third Payment”) into the interest-bearing escrow account established by the Claims Administrator within 14 months of the Effective Date.  The Claims Administrator shall pay out all amounts to participating class members, Plaintiff, and Plaintiff’s Counsel (by wire transfer in accordance with Plaintiff’s Counsel’s direction), and the Claims Administrator within 15 calendar days of Defendant’s payment of the Third Payment.  Funding of the Settlement Payment is solely the obligation of Defendant.

17.           Communications with Class Members.

Under no circumstances will any counsel or Plaintiff encourage a class member to opt-out.

18.           Effect of Failure of the Settlement Due to Non-Approval of the Court.

In the event of non-approval by the United States District Court for the Northern District of California (or by any reviewing Court) of this Settlement (in substantially the same form as set forth in this Agreement), the Settlement shall be deemed voided and no party or counsel shall be entitled to the payment amounts contemplated herein.  Moreover, in the event of non-approval by the Court, no party (or other witness) may use the fact that the Parties agreed to settle the case, the settlement documents, or any communications regarding the settlement as evidence of Defendant’s liability or lack thereof or as proof of the suitability of the case for class certification.  If the Settlement fails for these or any other reasons, the Claims Administrator’s costs incurred to that time shall be deducted from the First Payment.  If the Settlement fails after AHS has deposited funds with the Claims Administrator or paid out any other amounts to Plaintiff or her counsel, all such amounts, other than payment of costs to Claims Administrator, will be returned to AHS within ten (10) days of the failure.

19.           Tax Issues.

This Agreement does not constitute tax advice to any recipient of monies.  Class Members will be advised to seek individual tax advice in the Notice to Class Members.  Defendant will not be held responsible for individual tax liability, if any, found to exist on behalf of Class Members who choose to participate in this Settlement.  Any tax withholdings, deductions or obligations arising out of the distribution of the Settlement Payment to Plaintiff and the Class Members shall be funded exclusively by the Settlement Payment.

20.           Future Cooperation.

The Parties and their respective counsel of record shall proceed diligently to prepare and execute all documents, to seek the necessary court approvals, and to do all other things reasonably necessary to conclude the settlement and dismiss the Lawsuit in accordance with this Agreement.  The Parties agree to cooperate fully to achieve Final Settlement Approval substantially in accordance with the terms outlined herein.

21.           Construction and Interaction.

This Agreement, including its exhibits, constitutes the entire agreement among the parties.  No representations, warranties of inducements have been made to any party concerning the subject matter of this Agreement and/or exhibits other than the representations, warranties and covenants contained in such documents.  This Agreement and related exhibits shall each be construed as a part of the whole, and with reference to one another, according to their fair meaning and intent.  Each Party represents that his/her counsel has participated and cooperated in the drafting and preparation of this Agreement and related exhibits; hence, in any construction to be made of this Agreement and/or exhibits, the same shall not be construed against any party on the basis that said party was the drafter.

22.           Governing Law.

California law governs the interpretation and application of this Agreement and administration of any class claims.

23.           Counterparts.

This Agreement may be executed in one or more faxed counterparts, which may be filed with the Court.  All executed counterparts, and each of them, shall be deemed to be one and the same instrument.

24.           Parties' Authority.

The signatories hereto represent that they are fully authorized to enter into this Settlement Agreement and bind the Parties to the terms and conditions hereof.

25.           Continuing Jurisdiction.

Except as otherwise specifically provided for herein, the Northern District Court shall retain jurisdiction to enforce this Agreement and the Settlement, to supervise all notices, the administration of the Settlement and this Agreement and distribution of the Settlement Payment, and to hear and adjudicate any dispute arising from or related to the Settlement.

26.           Class Signatures.

It is agreed that because the Class Members are so numerous, it is impossible or impractical to have each Class Member execute this Agreement.  Plaintiff executes this Agreement on behalf of all Class Members.  The Class Notice shall advise all Class Members of the binding nature of the release and such shall have the same force and effect as if this Agreement were executed by each member of the Class.

27.           Representations Regarding Other Matters.

Plaintiff’s counsel represent that they know of no other claims or attempted claims against Defendant or any related party raising wage and hour related claims, such as those raised in this Lawsuit.

28.           Sole and Entire Agreement

This Agreement is an integrated Agreement.  This Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter of this Agreement.  No prior or other oral or written understanding shall be of any force or effect with respect to those matters covered by this Agreement.

29.           Section Headings

Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

REVIEWED AND ACCEPTED:

DATED: November 11, 2011	PLAINTIFF

	By:	/s/ Ruth L. Douglas
RUTH L. DOUGLAS

DATED: November 8, 2011	ARCADIA HEALTH SERVICES, INC.

	By:	/s/ Steven L. Zeller
SIGNATURE
	Its:	Chief Operating Officer
TITLE
	Name:	Steven L. Zeller
PRINT NAME

APPROVED AS TO FORM AND CONTENT:

DATED: November 9, 2011	HARRIS & RUBLE
NORTH BAY LAW GROUP

	By:	/s/ Alan Harris
ALAN HARRIS/DAVID HARRIS

Attorneys for Plaintiffs Ruth L. Douglas, on behalf of herself and all others similarly situated

DATED: November 9, 2011	GREENBERG TRAURIG, LLP
LEGALLY NANNY

	By:	/s/ James M. Nelson
JAMES M. NELSON

Attorneys for Defendant ARCADIA HEALTH SERVICES, INC.